Exhibit 99.1

Shore Bancshares, Inc. and The Community Financial Corporation Announce Receipt of Shareholder Approval for Merger of Equals

Easton, Maryland and Waldorf, Maryland, June 20, 2023 – Shore Bancshares, Inc. (NASDAQ: SHBI) (“SHBI”), the financial holding company of Shore United Bank, N.A. (“Shore United Bank”), and The Community Financial Corporation (NASDAQ: TCFC) (“TCFC”), the bank holding company of Community Bank of the Chesapeake, a Maryland-chartered commercial bank (“CBC”), announced today that, at special meetings of their respective shareholders held on June 20, 2023, SHBI’s shareholders approved the merger of TCFC with and into SHBI, with SHBI as the surviving corporation (the “Merger”), and the issuance of shares of SHBI’s common stock to the shareholders of TCFC pursuant to an Agreement and Plan of Merger, dated as of December 14, 2022 (the “Merger Agreement”), by and between SHBI and TCFC, and TCFC’s shareholders approved the Merger Agreement, the Merger, and the compensation payable to the named executive officers of TCFC in connection with the Merger.

SHBI and TCFC previously announced the receipt of all required bank regulatory approvals for the consummation of the Merger and the merger of CBC, TCFC’s wholly-owned bank subsidiary, with and into Shore United Bank, SHBI’s wholly-owned bank subsidiary, with Shore United Bank as the surviving institution. Subject to customary closing conditions, the transaction is expected to be consummated effective as of July 1, 2023.

Lloyd L. Beatty, Jr., President and Chief Executive Officer of SHBI, commented, “The receipt of shareholder approval marks an important milestone for our combination of two well-known financial services brands in Maryland. The support for the transaction by each company’s respective shareholder bases is evidenced by an overwhelming amount of voted shares voting in favor of the proposals required to effect the combination, which we expect will create meaningful shareholder value as it expands opportunities for our customers, employees, and communities.”

James M. (“Jimmy”) Burke, President and Chief Executive Officer of TCFC, commented, “Today’s vote brings us one step closer to creating one of the leading community banks headquartered in Maryland. We look forward to providing additional updates to our stakeholders as we continue to meticulously plan for the joining of our two similar-minded organizations.”

About SHBI

SHBI is the largest independent financial holding company headquartered on the Eastern Shore of Maryland. It is the parent company of Shore United Bank. Shore United Bank operates 30 full-service branches, 32 ATMs, 5 loan production offices, and provides a full range of commercial and consumer banking products and services to individuals, businesses, and other organizations in Anne Arundel County, Baltimore County, Caroline County, Dorchester County, Howard County, Kent County, Queen Anne’s County, Talbot County and Worcester County in Maryland, Kent County and Sussex County in Delaware and in Accomack County, Virginia. SHBI engages in trust and wealth management services through Wye Financial Partners, a division of Shore United Bank.

About TCFC

Headquartered in Waldorf, Maryland, TCFC is the bank holding company for CBC, a full-service commercial bank with assets of approximately $2.4 billion as of March 31, 2023. Through its branch offices and commercial lending centers, CBC offers a broad range of financial products and services to individuals and businesses. TCFC’s branches are located at its main office in Waldorf, Maryland, and branch offices in Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and Fredericksburg - Downtown and Fredericksburg - Harrison Crossing, Virginia.

FORWARD-LOOKING STATEMENTS

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of SHBI and TCFC. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on SHBI’s and TCFC’s current expectations and assumptions regarding SHBI’s and TCFC’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Any number of risks, uncertainties, or other factors could affect SHBI’s or TCFC’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement; the outcome of any legal proceedings that may be instituted against SHBI or TCFC; delays in completing the Merger; the failure to satisfy any conditions to the Merger on a timely basis or at all, including the ability of SHBI and TCFC to meet expectations regarding the timing, completion and accounting and tax treatments of the Merger; the possibility that the anticipated benefits of the Merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where SHBI and TCFC do business; the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the possibility that revenues following the Merger may be lower than expected; the impact of certain restrictions during the pendency of the Merger on the parties’ ability to pursue certain business opportunities and strategic transactions; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger; the ability to complete the Merger and integration of SHBI and TCFC successfully; the dilution caused by SHBI’s issuance of additional shares of its capital stock in connection with the Merger; and the potential impact of general economic, political or market factors on the companies or the Merger and other factors that may affect future results of SHBI or TCFC. Except to the extent required by applicable law or regulation, each of SHBI and TCFC disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding SHBI, TCFC and factors which could affect the forward-looking statements contained herein can be found in SHBI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, its Quarterly Report on Form 10-Q for the period ended March 31, 2023, and its other filings with the SEC, and in TCFC’s Annual Report on Form 10-K and Amendment No. 1 to TCFC’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, TCFC’s Quarterly Report on Form 10-Q for the period ended March 31, 2023 and its other filings with the SEC. SEC filings are available free of charge on the SEC’s website at www.sec.gov.

For additional information or questions, please contact:

Lloyd L. “Scott” Beatty, Jr.

President and Chief Executive Officer

Shore Bancshares, Inc.

(410) 763-7800

Vance Adkins

Chief Financial Officer

Shore Bancshares, Inc.

(410) 763-7800

James M. Burke

President and Chief Executive Officer

The Community Financial Corporation

(301) 645-5601

Todd L. Capitani

Chief Financial Officer

The Community Financial Corporation

(301) 645-5601